                                          Registration number 33-_______________
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               __________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                _______________

                                K N ENERGY, INC.
             (Exact name of registrant as specified in its charter)




            KANSAS                                      48-0290000
  (State or other jurisdiction of         (I.R.S. Employer Identification No.)
  incorporation or organization)

                                                 WILLIAM S. GARNER, JR.
     370 VAN GORDON STREET           VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
        P.O. BOX 281304                 370 VAN GORDON STREET, P.O. BOX 281304
 LAKEWOOD, COLORADO 80228-8304               LAKEWOOD, COLORADO 80228-8304
       (303) 989-1740                                  (303) 989-1740

                                                (Name, address, including zip
(Address, including zip code and                   code and telephone number,
  telephone number, including                    including area code, of agent
  area code, of registrant's                               for service)
  principal executive offices)

                              __________________

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

         If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box. (x)



                        CALCULATION OF REGISTRATION FEE

            ------------------------------------------------------------------------------------------------------------
            ------------------------------------------------------------------------------------------------------------
             Title of each class                          Proposed  maximum       Proposed maximum
             of securities to be       Amount to be        offering price         aggregate offering       Amount of
                 registered           registered (1)         per unit (1)             price (1)         registration fee
            ------------------------------------------------------------------------------------------------------------
            Common Stock, par
            value $5.00 per
            share.............          1,500,000              $22.9375            $34,406,250             $11,865
            ------------------------------------------------------------------------------------------------------------
            ------------------------------------------------------------------------------------------------------------


             (1) Pursuant to Rule 457(c), the registration fee was computed on the basis of the average of the high and low prices of the registrant's Common Stock reported on the New York Stock Exchange Composite Tape for June 21, 1994.

                                 ______________

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

P R O S P E C T U S
                   SUBJECT TO COMPLETION, DATED JUNE 24, 1994

                                K N ENERGY, INC.

               1,500,000 Shares of Common Stock, $5.00 par value

                               _________________


         This Prospectus covers 1,500,000 shares (the "Shares") of Common Stock, par value $5.00 per share ("Common Stock"), of K N Energy, Inc. (the "Company" or "K N").

         The Shares are outstanding shares of Common Stock owned by Cabot Corporation (the "Selling Stockholder)." The Selling Stockholder acquired the Shares in connection with K N's acquisition of American Oil and Gas Corporation ("AOG") by merger (the "Merger") on July ___, 1994.

         The Selling Stockholder may from time to time sell all or a portion of the Shares on the New York Stock Exchange (the "NYSE"), in the over-the-counter market, on any other national securities exchange on which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. See "Plan of Distribution."

         The Company will receive no part of the proceeds of any sales made hereunder. See "Use of Proceeds." All expenses of registration incurred in connection with the offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder. See "Selling Stockholder."

         The Selling Stockholder and any broker-dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Shares by the Selling Stockholder and any commissions or discounts given to any such broker-dealers may be regarded as underwriting commissions or discounts under the Securities Act.

         The Shares have not been registered for sale by the Selling Stockholder under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the States in which such transactions occur, or the existence of any exemption from registration.

         The Common Stock is traded on the NYSE. On July ___, 1994, the last sale price of the Common Stock, as reported on the composite tape for issues listed on the NYSE, was $______ per share.


                                _______________


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                  ADEQUACY OF THIS PROSPECTUS.  ANY REPRESEN-
                         TATION TO THE CONTRAR/S/Y IS A
                               CRIMINAL OFFENSE.

                                _______________

                 The date of this Prospectus is July ___, 1994.

NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY K N. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

         K N is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by K N may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the SEC's Regional Offices located at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         K N has filed with the SEC a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by K N with the SEC (File No. 1-6446) pursuant to the Exchange Act are incorporated herein by reference:

1. K N's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as amended by Form 10-K/A dated June 9, 1994;

2. K N's Quarterly Report on Form 10-Q with respect to the fiscal quarter ended March 31, 1994, as amended by Form 10-Q/A dated June 9, 1994;

3. K N's Current Reports on Form 8-K dated February 3, 1994 and March 25, 1994; and

4. K N's Joint Proxy Statement/Prospectus dated June 13, 1994 respecting the Merger, which incorporates by reference, among other things, the documents listed in the preceding clauses 1-3 and AOG's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as amended by Form 10-K/A dated June 9, 1994.

         If any other document is filed by K N pursuant to Section 13(a) or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares, such document shall be deemed, in accordance with the Securities Act, to be incorporated by reference herein and to be part hereof from the date of filing such document.

         K N will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Any such requests should be directed to the office of the Treasurer, K N Energy, Inc., P. O. Box 281304, Lakewood, Colorado 80228-8304 (telephone: 303/989-1740).

                                  THE COMPANY

         K N is a natural gas services company focusing on gas reserves development, gas gathering, processing, marketing, storage, transportation and retail gas distribution services. The principal executive offices of K N are located at 370 Van Gordon Street, Lakewood, Colorado 80228-8304, and its telephone number is (303) 989-1740.

RECENT DEVELOPMENTS

         On July ___, 1994, K N consummated the acquisition of AOG by merger, issuing a total of approximately 12.2 million shares of Common Stock in conversion of all outstanding shares of common stock of AOG. AOG is now a wholly-owned subsidiary of K N. AOG operates principally in Texas in the mid-stream segment of the natural gas industry, providing gathering, processing, transportation, storage and marketing services between the wellhead and the end user.

                                USE OF PROCEEDS

         The Selling Stockholder will receive all of the net proceeds from the sale of the Shares offered hereby. The Company will not receive any of such proceeds.

                              SELLING STOCKHOLDER

         The Selling Stockholder is a Delaware corporation having its principal office in Boston, Massachusetts. The Selling Stockholder was the largest stockholder of AOG prior to the Merger, owning approximately 34.4% of the outstanding shares of common stock of AOG at the time of the Merger plus warrants to purchase approximately an additional 5.3% of such shares. As a condition to the Company's obligation to effect the Merger, the Selling Stockholder entered into a Share Transfer and Registration Agreement (the "Agreement") with the Company, pursuant to which (i) the Company agreed (A) to prepare and file the Registration Statement respecting the Selling Stockholder's sale from time to time of up to 1,500,000 of the 4,197,954 shares of Common Stock issued to it in the Merger and (B) to keep the Registration Statement effective continuously until the Selling Stockholder owns under 10% of the outstanding shares of Common Stock and (ii) the Selling Stockholder agreed generally not to sell any Common Stock prior to the date K N first publishes financial statements reflecting at least 30 days of combined operations of K N and AOG.

         Pursuant to the Agreement, K N will pay all expenses in connection with the registration and sale of the Shares, except any selling commissions or discounts allocable to sales of the Shares, fees and disbursements of counsel and other representatives for the Selling Stockholder, and any stock transfer taxes payable by reason of any such sale.

         The Selling Stockholder acquired its interest in AOG in 1989 when it sold its Texas gas pipeline business to AOG. In connection with that transaction, the Selling Stockholder and AOG entered into a Standstill and Registration Rights Agreement, which, among other things, entitled the Selling Stockholder to three representatives on the board of directors of AOG. At the time of the Merger, two nominees of the Selling Stockholder were among AOG's eight directors. Such Standstill and Registration Rights Agreement ceased to have effect upon consummation of the Merger. Also in connection with the 1989 transaction, the Selling Stockholder and AOG agreed to a liability sharing arrangement primarily covering certain contingent liabilities and potential gas contract losses of the acquired business. The Selling Stockholder and AOG have agreed to bear an equal amount of such liabilities up to $20 million each; the Selling Stockholder bears these liabilities above that amount. The Selling Stockholder has provided AOG with a revolving credit facility (of which approximately $15 million is outstanding) for the funding of cash requirements in resolving such liabilities. Upon settlement with the Selling Stockholder, AOG will be responsible for the payment to Cabot of one- half of the amount of liabilities.

         AOG has asserted certain claims related to environmental matters against the Selling Stockholder under acquisition agreements related to assets previously owned by the Selling Stockholder (including assets acquired in the 1989 transaction). K N, the Selling Stockholder and AOG have a agreed not to commence any litigation, arbitration or other proceedings against or involving the Selling Stockholder with respect to such claims, or in connection with settlement of the liability sharing arrangement described above, until such time as either the Selling Stockholder owns less than ten percent of the voting stock of K N or the Selling Stockholder receives an order from the SEC that expressly permits the Selling Stockholder to take all actions deemed appropriate to resolve such claims without such actions causing the Selling Stockholder to be treated as a public utility holding company under the Public Utility Holding Company Act of 1935.

         Before its acquisition of AOG, K N had no material relationship with the Selling Stockholder. Pursuant to its merger agreement with AOG, at the time of the Merger K N elected a designee of the Selling Stockholder, John G.
L. Cabot, as a non-voting advisory director of K N, and for so long as the Selling Stockholder continues to own beneficially at least 10% of K N's voting securities, the Selling Stockholder will have the right to designate one such advisory director. If the Selling Stockholder's beneficial ownership in K N is reduced below 10% but continues over 5%, then the Board of Directors of K N will appoint the Selling Stockholder's advisory director as a full director with voting rights, and the Selling Stockholder will be entitled to have one designee for election to the Board of Directors of K N.

         The following table sets forth the number of shares of Common Stock owned by the Selling Stockholder, the number of such shares being offered for sale by it, the number of such shares to be owned by the Selling Stockholder after such sale and the percentage of ownership of the outstanding shares of Common Stock represented by the holdings of the Selling Stockholder after such sale:

                                                                                       PERCENT OF CLASS TO
                                   SHARES BEING                SHARES TO BE                  BE OWNED
       SHARES OWNED*                   SOLD                  OWNED AFTER SALE*             AFTER SALE*
       -------------                   ----                  ----------------              -----------
         4,840,186                   1,500,000                   3,340,186                    11.8%


_______________________________

* Includes 642,232 shares of Common Stock underlying currently exercisable warrants assumed by K N in the Merger.

                              PLAN OF DISTRIBUTION

         The Selling Stockholder may from time to time sell all or a portion of the Shares on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. The methods by which the Shares may be sold include (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of the NYSE; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) privately negotiated transactions. The Selling Stockholder and any broker-dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the Shares by the Selling Stockholder and any commissions or discounts given to any such broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Shares may also be sold pursuant to Rule 145 under the Securities Act.

         There can be no assurances that the Selling Stockholder will sell any or all of the Shares offered hereunder.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         K N is currently authorized by its Restated Articles of Incorporation, as amended (the "K N Charter") to issue 50,000,000 shares of Common Stock, of which 15,317,941 were outstanding on May 27, 1994; 200,000 shares of Class A Preferred Stock, no par value ("Class A Preferred Stock"), of which 5,000 shares were outstanding as Class A $8.50 Cumulative Preferred Stock on such date, and 70,000 shares were outstanding as Class A $5.00 Cumulative Preferred Stock on such date; and 2,000,000 shares of Class B Preferred Stock, no par value ("Class B Preferred Stock"), of which 28,576 shares were outstanding as Class B $8.30 Series Cumulative Preferred Stock on such date.

         The Board of Directors of K N is authorized by the K N Charter to provide, without further stockholder action, for the issuance of one or more series of Class A Preferred Stock and Class B Preferred Stock. The Board of Directors has the power to fix various terms with respect to each such series, including voting power, designations, preferences, dividend rates, conversion and exchange provisions, redemption provisions and the amounts which holders are entitled to receive upon any liquidation, dissolution or winding up of K N. Class A Preferred Stock and Class B Preferred Stock will rank prior to the Common Stock with respect to both dividends and distribution of assets on liquidation, dissolution or winding up of K N.

         The Class A $8.50 Cumulative Preferred Stock is subject to mandatory redemption through a sinking fund (at $100 per share, plus accrued and unpaid dividends, of $500,000 in 1994). At the option of K N, the Class A $8.50 Cumulative Preferred Stock is redeemable, in whole or in part, at any time or from time to time, at $100.85 per share on or prior to December 31, 1994; and such redemption price reduces ratably annually thereafter until January 1, 1996, when it becomes $100 per share. Upon liquidation, dissolution or winding up of K N, the holders of the Class A $8.50 Cumulative Preferred Stock are entitled to receive $100 plus accrued and unpaid dividends for each such share then outstanding, before any distribution is made on the Class B Preferred Stock or the Common Stock. Holders of shares of Class A $8.50 Cumulative Preferred Stock are entitled to receive, when and as declared by the Board of Directors of K N, cumulative preferential cash dividends at the annual rate of $8.50 per share prior to the payment of any dividends or other distributions on (or purchase or redemption of) the Class B Preferred Stock or the Common Stock.

         The Class B $8.30 Series Cumulative Preferred Stock is subject to mandatory redemption (at $100 per share, plus accrued and unpaid dividends) of $571,000 annually from 1995 through 1998 and $572,000 in 1999. At the option of K N, this series of Preferred Stock is redeemable, in whole or in part, at $101.74 per share, plus accrued and unpaid dividends, prior to January 2, 1995; such redemption price reduces annually thereafter until January 2, 1998, when it becomes $100 per share. In addition, K N may, at its option, redeem 5,714 shares of such series (or less, if less than 5,714 shares are outstanding) on January 1 in each of the years 1994 through 1998, inclusive, at $100 per share plus accrued and unpaid dividends. Upon liquidation, dissolution or winding up of K N, the holders of such series are entitled to receive (subject to the prior rights of the holders of shares of Class A Preferred Stock) $100 plus accrued and unpaid dividends for each such share then outstanding, before any distribution is made on the Common Stock. Holders of shares of Class B $8.30 Series Cumulative Preferred Stock are entitled to receive, when and as declared by the Board of Directors of K N, cumulative preferential cash dividends at the annual rate of $8.30 per share prior to the payment of any dividends or other distributions on (or purchase or redemption of) the Common Stock. Dividends may not be declared or paid or set apart for payment on any series of Class B Preferred Stock, unless there shall be no arrearages in dividends on any series of Class A Preferred Stock entitled to cumulative dividends for any past dividend period and dividends in full for the current dividend period have been paid or declared or set aside for payment on all Class A Preferred Stock.

         The Class A $5.00 Cumulative Preferred Stock is redeemable, in whole or in part, at the option of K N at any time, or from time to time, at $105 per share plus accrued and unpaid dividends. This series has no sinking fund requirements. Upon liquidation, dissolution or winding up of K N, the holders of such stock are entitled to receive $100 plus accrued and unpaid dividends for each such share then outstanding, before any distribution is made on the Class B Preferred Stock or the Common Stock. Holders of shares of Class

A $5.00 Cumulative Preferred Stock are entitled to receive, when and as declared by the Board of Directors of K N, cumulative preferential cash dividends at the annual rate of $5.00 per share prior to the payment of any dividends or other distributions on (or purchase or redemption of) the Class B Preferred Stock or the Common Stock.

         In addition, the holders of the Class A Preferred Stock then outstanding have the right to vote separately as a class with respect to (i) certain amendments to the K N Charter or the By-laws of K N which adversely affect the voting powers, rights or preferences of the holders of shares of Class A Preferred Stock, (ii) the creation of any class of stock or any security convertible into or exchangeable for or evidencing the right to purchase any stock ranking prior to or on a parity with, either as to dividends or upon liquidation, the Class A Preferred Stock, or (iii) certain mergers or consolidations of K N with or into any other corporation. For such actions to be taken by K N, including increasing the authorized amount of any class of stock ranking prior to the Class A Preferred Stock, the affirmative vote of the holders of at least 50% of the shares of the Class A Preferred Stock then outstanding would be required. The affirmative vote of at least 50% of the shares of any series of Class A Preferred Stock then outstanding is required for K N to amend the K N Charter or resolutions of the Board of Directors of K N providing for the issue of such series of Class A Preferred Stock so as to affect adversely the powers, preferences or rights of holders of Class A Preferred Stock of such series. The holders of Class B Preferred Stock then outstanding also have the right to a separate vote regarding (a) the events described in the first sentence of this paragraph with regard to such Class B Preferred Stock, requiring the affirmative vote of at least 50% of the shares of Class B Preferred Stock then outstanding, and (b) amendments to the K N Charter, or to resolutions of K N's Board of Directors providing for the issue of any series of Class B Preferred Stock so as to affect adversely the powers, preferences or rights of the holders of such series, requiring the affirmative vote of at least 50% of the shares of such series then outstanding.

         Additionally, the Class A $8.50 Cumulative Preferred Stock is entitled to approve by vote or consent of the holders of at least a majority of the shares of such series at the time outstanding, voting or consenting separately as a class, the issuance or sale by K N of any shares of preferred stock (other than shares issued in connection with the redemption of, or in exchange for, shares of preferred stock then outstanding), unless a certain ratio of net earnings to fixed charges is met. Also, without the affirmative vote or consent of the holders of all the shares of Class A $8.50 Cumulative Preferred Stock at the time outstanding, voting or consenting separately as a class, K N is not permitted to increase above 125,000 the aggregate number of shares constituting the Class A $8.50 Cumulative Preferred Stock authorized for issuance, nor is K N permitted to issue or reissue any shares of such series (other than for the purposes of exchanges or transfers) in excess of the first 125,000 shares authorized and issued.

         Without the affirmative vote or consent of the holders of all Class B $8.30 Series Cumulative Preferred Stock at the time outstanding, voting or consenting separately as a series, K N is not permitted to (i) issue or reissue any shares of Class A Preferred Stock (other than for purposes of exchanges or transfers) in excess of the first 195,000 shares of Class A Preferred Stock authorized and issued, or (ii) increase above 120,000 the aggregate number of shares constituting the Class B $8.30 Series Cumulative Preferred Stock authorized for issuance, or issue or reissue any shares of such series (other than for purposes of exchanges or transfers) in excess of the first 120,000 shares authorized and issued.

         If dividends are in arrears on the shares of any series of Class A Preferred Stock to which the following provisions are made applicable pursuant to the K N Charter or resolutions of K N's Board of Directors providing for the issue of any such series (i) in an aggregate amount equal to three but less than six full quarterly dividends, then the holders of the shares of all such series of Class A Preferred Stock have the exclusive right, voting separately as a class and without regard to series, to elect directors constituting one-third of K N's Board of Directors or (ii) in an aggregate amount equal to six full quarterly dividends, then such holders have the exclusive right, voting separately as a class and without regard to series, to elect directors constituting one-half of K N's Board of Directors plus one additional director, in each case until all arrearages in dividends and dividends in full for the current quarterly period have been paid on or declared and set aside for payment on the shares of such series. These provisions are applicable to the Class A $8.50 Cumulative Preferred Stock and the Class A $5.00 Cumulative Preferred Stock. The holders of the outstanding

Class B $8.30 Series Cumulative Preferred Stock have the right to elect directors of K N similar to the Class A $8.50 Cumulative Preferred Stock and the Class A $5.00 Cumulative Preferred Stock in the event of non-declaration of dividends, for the periods described above, on the Class B $8.30 Series Cumulative Preferred Stock if the holders of the Class A $8.50 Cumulative Preferred Stock or the Class A $5.00 Cumulative Preferred Stock are not then entitled to elect directors as described above.

         All outstanding shares of Common Stock, including the shares offered hereby, are validly issued, fully paid and nonassessable. Holders of K N Common Stock, Class A $5.00 Cumulative Preferred Stock, Class A $8.50 Cumulative Preferred Stock and Class B $8.30 Series Cumulative Preferred Stock are entitled to one vote for each share on all matters voted on by stockholders. Holders of Common Stock, Class A Preferred Stock and Class B Preferred Stock have no preemptive rights to subscribe for or purchase any additional securities issued by K N. Subject to the preferential rights of the holders of the Class A Preferred Stock and Class B Preferred Stock, the holders of Common Stock are entitled to receive any dividends which may be declared by the Board of Directors out of funds legally available therefor and to share pro rata in the net assets of K N upon liquidation, dissolution or winding up . Shares of Common Stock have no cumulative voting rights or redemption, sinking fund or conversion privileges.

ANTI-TAKEOVER MATTERS

         Certain provisions of the K N Charter and the By-laws of K N could have the effect of preventing a change in control of K N in certain situations. These provisions generally provide for (a) the classification of the Board of Directors of K N into three classes of as nearly an equal number as possible, having staggered terms of three years each; (b) the removal of directors only for cause or by unanimous vote of the remaining members of the Board of Directors; (c) the filling of any vacancy on the Board of Directors by the remaining directors then in office; (d) the limitation of the number of directors to a minimum of nine and a maximum of 15, with the exact number to be determined by the Board of Directors; (e) increasing the stockholder vote required to amend, repeal or adopt any provision in a manner inconsistent with the foregoing provisions under (a), (b) and (d) above to two-thirds of the outstanding voting securities of K N; (f) the requirement that certain business combinations or transactions involving K N and any beneficial owner of more than 5% of the outstanding voting securities of K N be approved by holders of at least two-thirds of the outstanding voting securities of K N, including those held by such beneficial owner, unless the business combination or transaction is (I) approved by the Board of Directors before such beneficial owner became a holder of more than 5% of K N's outstanding voting securities or
(II) approved by sufficient members of the Board of Directors to constitute a majority of the members of the full Board of Directors in office prior to the time such beneficial owner became a holder of more than 5% of K N's voting securities, or (III) with an entity of which a majority of the outstanding shares of voting securities is owned by K N and its subsidiaries; (g) increasing the stockholder vote required to amend, repeal or adopt any provision in a manner inconsistent with the foregoing provision under (f) above to two-thirds or more of the then outstanding shares of voting securities of K N; (h) the requirement that certain business combinations or transactions involving K N and any beneficial owner of 10% or more of the outstanding voting securities of K N be approved by holders of at least 80% of the outstanding voting securities of K N, including those held by such beneficial owner, unless
(I) the business combination or transaction is approved by three-fourths of the Board of Directors then in office who are not associated with or related to anyone who beneficially owns, and do not themselves own, 10 percent or more of K N's voting securities or (II) certain conditions relating generally to the fairness of the price to be received by stockholders of K N in such business combination or transaction are satisfied; (i) increasing the stockholder vote required to amend, repeal or adopt any provision in a manner inconsistent with the foregoing provision under (h) above to 80% or more of the outstanding voting securities of K N unless approved by an affirmative vote of three-fourths of the Board of Directors then in office who are not associated with or related to anyone who beneficially owns, and do not themselves own, 10% or more of K N's voting securities; (j) certain procedural requirements for stockholder nominations to the Board of Directors; and (k) the requirement that special meetings of stockholders may only be called by stockholders owning 51% or more of the outstanding voting securities of K N, by the Board of Directors, the Chairman of the Board of Directors or the President of K N.

KANSAS BUSINESS COMBINATION ACT

         K N is subject to Sections 17-12,100 et seq. of the Kansas Statutes Annotated (the "K.S.A."), which imposes a three-year moratorium on business combinations between a Kansas corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of a corporation's outstanding voting stock) or an affiliate or associate thereof unless (a) prior to an interested stockholder becoming such, the board of directors of the corporation has approved either the business combination or the transaction by which the interested stockholder became such; (b) upon consummation of the transaction resulting in an interested stockholder becoming such, the interested stockholder owns 85% of the voting stock that was outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by management, directors and certain employees stock plans); or (c) on or after the date an interested stockholder becomes such, the business combination is approved by (i) the Board of Directors and (ii) the affirmative vote of the holders of at least 66 2/3% of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders.

KANSAS CONTROL SHARE ACQUISITIONS ACT

         K N is also subject to Sections 17-1286 et seq. of the K.S.A. (the "Kansas Control Share Acquisitions Act"), which applies to public corporations incorporated in Kansas that have certain other connections with the state. The Kansas Control Share Acquisitions Act relates principally to the acquisition of "control shares" in such a corporation. Under the Kansas Control Share Acquisitions Act, a control share acquisition is one that, except for the operation of the Act, would raise the acquiring person's voting power in the election of directors of the subject corporation to or above any of three thresholds: one-fifth or more but less than one-third of all voting power; one-third or more but less than a majority of all voting power; and at least a majority of all voting power. Whenever a control share acquisition occurs, the acquiring person has no voting rights with respect to those shares unless both a majority of all outstanding shares and a majority of all such shares excluding all "interested shares" (in general, shares beneficially controlled by the acquiring person or any officer or inside director of the subject corporation) approve the acquisition. If the control shares are accorded voting rights, then dissenters' rights are available under the Kansas Control Share Acquisitions Act to stockholders who did not vote in favor of the control share acquisition and who comply with certain prescribed procedures. If the stockholders vote not to accord voting rights to the control shares, however, then the issuing corporation has a 60-day option to redeem all such shares at market value.

OTHER MATTERS

         K N serves with Chemical Bank as co-registrar and co-transfer agent for the Common Stock, and K N acts as registrar and transfer agent for its Class A $5.00 Cumulative Preferred Stock, Class A $8.50 Cumulative Preferred Stock, and Class B $8.30 Series Cumulative Preferred Stock.

                                 LEGAL MATTERS

         The legality of the shares of Common Stock offered by this Prospectus has been passed upon for the Company by William S. Garner Jr., Vice President and General Counsel of K N.

                                    EXPERTS

         The consolidated financial statements and schedules, included in K N's and AOG's Annual Reports on Form 10-K for the year ended December 31, 1993, which are incorporated by reference herein, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to K N's report, which calls attention to certain changes in accounting principles during the periods reported thereon.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         Securities and Exchange Commission Registration Fee  . . . . . . . . . . . . . . .    $      11,865
         Selling Stockholder's Legal Fees and Expenses  . . . . . . . . . . . . . . . . . .            1,000
         Accountants' Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .              500
         Legal Fees and Expenses of K N . . . . . . . . . . . . . . . . . . . . . . . . . .            5,000
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            2,135
                                                                                                    --------
              Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      20,500
                                                                                                    ========

         All amounts are estimated except for the registration fee and all are subject to the timing and manner of sale of the securities registered hereby and other future contingencies. The Company will bear all of such expenses, except for the Selling Stockholder's legal fees and expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 17-6305 of the Kansas General Corporation Law provides that a Kansas corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit (including an action by or in the right of the corporation to procure a judgment in its favor) or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit by or in the right of the corporation, including attorney fees, and against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Article Ninth of the articles of incorporation of the registrant requires the registrant to provide substantially the same indemnification of its directors and officers as that authorized by Kansas General Corporation Law.

         The registrant has insurance policies which, among other things, include liability insurance coverage for directors and officers, with a $200,000 corporate reimbursement deductible clause, under which directors and officers are covered against "loss" arising from any claim or claims which may be made against a director or officer by reason of any "wrongful act" in their respective capacities as directors and officers. "Loss" is defined so as to exclude, among other things, fines or penalties, as well as matters deemed uninsurable under the law pursuant to which the policy is to be construed. "Wrongful act" is defined to include any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or omission done or wrongfully attempted. The policy also contains other specific definitions and exclusions and provides an aggregate of more than $20,000,000 of insurance coverage.

         The Selling Stockholder and K N have entered into a Share Transfer and Registration Agreement, dated as of the effective date of the Merger (the "Registration Agreement"). The Registration Agreement includes provisions relating to this Registration Statement. In such agreement, the Selling Stockholder has agreed to indemnify K N, each person who controls K N, each officer of K N who signs the Registration Statement, and each director of K N, against liabilities resulting from misleading statements or omissions in the Registration Statement to the extent such alleged statement or omission is based on information furnished in writing by such Selling Stockholder specifically for use in the Registration Statement. The Registration Agreement provides that the liability of the Selling Stockholder shall not exceed the amount of the proceeds received by such Selling Stockholder from the sale of its shares covered by this Registration Statement.

ITEM 16.  EXHIBITS.

Exhibit No.                                    Description
- -----------                                    -----------
   4.1           Restated Articles of Incorporation of the Registrant.  Incorporated herein by reference to Exhibit 28 to the
                 Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1988.

   4.2           By-laws of the Registrant, as amended.  Incorporated herein by reference to Exhibit 4.2 to Registration Statement on Form S-3 (File No. 33-42698).

   4.3           Certificate of the Voting Powers, Designation, Preferences and Relative, Participating, Optional or Other Special
                 Rights, and Qualifications, Limitations or Restrictions Thereof, of the Class A $8.50 Cumulative Preferred Stock,
                 Without Par Value, of the Registrant.  Incorporated herein by reference to Exhibit 4.3 to Registration Statement on
                 Form S-3 (File No. 33-26314).

   4.4           Certificate of the Voting Powers, Designation, Preferences and Relative, Participating, Optional and Other Special
                 Rights, and Qualifications, Limitations or Restrictions Thereof, of the Class B $8.30 Series Cumulative Preferred
                 Stock, Without Par Value, of the Registrant.  Incorporated herein by reference to Exhibit 4.4 to Registration
                 Statement on Form S-3 (File No. 33-26314).

   5.1           Opinion of William S. Garner, Jr. regarding the legality of the securities.

  23.1           Consent of William S. Garner, Jr. (included in Exhibit 5.1 hereof).

  23.2           Consent of Arthur Andersen & Co.

  23.3           Consent of Arthur Andersen & Co.


ITEM 17.  UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

                 (1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (2) It shall file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (2)(i) and (2)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (3) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                 (4) It shall remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado on the 24th day of June, 1994.

                                    K N ENERGY, INC.


                                    BY: /s/ E. Wayne Lundhagen
                                        E. Wayne Lundhagen
                                        Vice President - Finance and Accounting

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 24, 1994.

                 Signature                          Title

(i)    Principal executive officer:
                                                    Chairman of the Board and
                                                     Chief Executive Officer
       /s/ Charles W. Battey
          (Charles W. Battey)

(ii)   Principal financial and accounting officer:
                                                    Vice President - Finance and
                                                     Accounting
       /s/ E. Wayne Lundhagen
          (E. Wayne Lundhagen)

(iii)  Directors:


       /s/ Charles W. Battey
          (Charles W. Battey)


       /s/ Stewart A. Bliss
          (Stewart A. Bliss)


       /s/ David W. Burkholder
          (David W. Burkholder)


       /s/ Robert H. Chitwood
          (Robert H. Chitwood)

       /s/ Howard P. Coghlan
          (Howard P. Coghlan)

       /s/ Robert B. Daugherty
          (Robert B. Daugherty)


       /s/ Jordan L. Haines
          (Jordan L. Haines)


       /s/ Larry D. Hall
          (Larry D. Hall)


       /s/ William J. Hybl
          (William J. Hybl)


       /s/ H. A. True, III
          (H. A. True, III)

                                  EXHIBIT LIST



 EXHIBIT
   NO.                                             DESCRIPTION                             PAGE NO.
- ---------                                          -----------                             --------
   5.1             Opinion of William S. Garner, Jr.   . . . . . . . . . . . . . . .

  23.2             Consent of Arthur Andersen & Co.  . . . . . . . . . . . . . . . .

  23.3             Consent of Arthur Andersen & Co.  . . . . . . . . . . . . . . . .
